                                                                Exhibit 99.2

                      ------------------------------------------------------
                        FLEXSYS GROUP

                        Combined Financial Statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 and Independent Auditors' Report

                      ------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Shareholders of:
         Flexsys Holding BV
         Flexsys America LP
         Flexsys Rubber Chemicals Ltd.

We have audited the accompanying combined balance sheets of the Flexsys Group as of December 31, 2006 and 2005, and the related combined statements of operations, changes in shareholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2006. The combined financial statements of the Flexsys Group include the accounts of Flexsys Holding B.V. and its subsidiaries, and two related companies Flexsys America L.P. and Flexsys Rubber Chemicals Ltd. These companies are under common ownership and common management. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Flexsys Group at December 31, 2006 and 2005, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the financial statements, effective December 31, 2006, the Flexsys Group has adopted Statement of Financial Accounting Standards No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans".

Brussels, Belgium
March 23, 2007



-----------------------------
DELOITTE REVISEURS D'ENTREPRISES SC SFD SCRL
Represented by
Geert Verstraeten
Partner

                                                    FLEXSYS GROUP
                                               COMBINED BALANCE SHEETS
                                               (DOLLARS IN THOUSANDS)

                                                                                            AS OF DECEMBER 31,
                                                                                     --------------------------------
                                                                                        2006                 2005
                                                                                        ----                 ----
                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents.................................................           $    5,129           $    20,107
Restricted Cash...........................................................                2,165                    --
Trade receivables, net of allowances of $447 in 2006 and $493 in 2005.....               95,123                99,613
Miscellaneous receivables.................................................               32,035                25,587
Inventories...............................................................               98,611                87,024
Prepaid expenses and other assets.........................................                5,471                 6,501
                                                                                     ----------           -----------
TOTAL CURRENT ASSETS......................................................              238,534               238,832

PROPERTY, PLANT AND EQUIPMENT, NET........................................              237,640               220,651
GOODWILL..................................................................               94,142                92,642
OTHER INTANGIBLE ASSETS, NET..............................................                7,568                 7,637
OTHER ASSETS .............................................................                3,658                28,685
DEFERRED INCOME TAXES.....................................................               11,640                18,109
                                                                                     ----------           -----------
TOTAL ASSETS..............................................................           $  593,182           $   606,556
                                                                                     ==========           ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable .........................................................           $   37,849           $    31,884
Accrued liabilities ......................................................               87,560                50,913
Short term debt ..........................................................               13,070                17,971
Current portion of long term debt.........................................               45,854                12,000
Due to affiliates.........................................................               10,281                10,817
                                                                                     ----------           -----------
TOTAL CURRENT LIABILITIES ................................................              194,614               123,585

LONG TERM DEBT............................................................                   --                62,017
LONG TERM INCENTIVES OBLIGATIONS..........................................                   --                40,212
OTHER LIABILITIES ........................................................               36,329                17,821
                                                                                     ----------           -----------
TOTAL LIABILITIES.........................................................              230,943               243,635

SHAREHOLDERS' EQUITY:
Contributed capital.......................................................              414,694               414,694
Accumulated other comprehensive loss......................................              (55,344)              (38,328)
Retained earnings / (Accumulated deficit).................................                2,889               (13,445)
                                                                                     ----------           -----------
TOTAL SHAREHOLDERS' EQUITY................................................              362,239               362,921
                                                                                     ----------           -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................................           $  593,182           $   606,556
                                                                                     ==========           ===========

See accompanying Notes to the Combined Financial Statements.

                                                     FLEXSYS GROUP
                                           COMBINED STATEMENTS OF OPERATIONS
                                                (DOLLARS IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                         ----------------------------------------------
                                                                               2006             2005             2004
                                                                               ----             ----             ----


NET SALES.......................................................         $   606,314       $   643,349      $   526,729
Cost of goods sold..............................................             451,482           451,737          430,180
                                                                         -----------       -----------      -----------
GROSS PROFIT....................................................             154,832           191,612           96,549
Marketing and administrative expenses...........................              40,258            74,539           33,934
Research and development expenses...............................               8,002             8,039            7,992
Restructuring charges...........................................               4,850             7,206           22,066
Litigation expenses.............................................               9,676            10,178           46,026
                                                                         -----------       -----------      -----------
OPERATING INCOME / (LOSS).......................................              92,046            91,650          (13,469)
Interest income.................................................               2,080             2,556            2,206
Interest expense................................................              (4,816)           (9,424)          (8,737)
Other expense, net..............................................              (3,359)           (3,257)          (3,767)
                                                                         -----------       -----------      -----------
INCOME / (LOSS) BEFORE INCOME TAXES.............................              85,951            81,525          (23,767)
Income tax expense..............................................             (19,617)          (25,175)         (12,210)
                                                                         -----------       -----------      -----------
NET INCOME / (LOSS).............................................         $    66,334       $    56,350      $   (35,977)
                                                                         ===========       ===========      ===========

See accompanying Notes to the Combined Financial Statements.


                                                      FLEXSYS GROUP
                                  COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                            AND COMPREHENSIVE INCOME / (LOSS)
                                                  (DOLLARS IN THOUSANDS)

                                                              RETAINED        ACCUMULATED
                                                             EARNINGS /          OTHER            TOTAL
                                                            (ACCUMULATED     COMPREHENSIVE    SHAREHOLDERS'   COMPREHENSIVE
                                                 CAPITAL      DEFICIT)           LOSS            EQUITY      INCOME / (LOSS)
                                                ============================================================================
BALANCE, JANUARY 1, 2004                         414,694       (33,818)        (60,895)          319,981
Net loss                                                       (35,977)                          (35,977)        (35,977)
Foreign currency translation adjustments                                         8,805             8,805           8,805
Minimum pension liability adjustments                                           (3,554)           (3,554)         (3,554)
                                                --------      --------        --------          --------        --------
BALANCE, DECEMBER 31, 2004                       414,694       (69,795)        (55,644)          289,255         (30,726)
                                                                                                                ========
Net income                                                      56,350                            56,350          56,350
Foreign currency translation adjustments                                        (6,759)           (6,759)         (6,759)
Minimum pension liability adjustments                                           24,075            24,075          24,075
                                                --------      --------        --------          --------        --------
BALANCE, DECEMBER 31, 2005                       414,694       (13,445)        (38,328)          362,921          73,666
                                                                                                                ========
Net income                                                      66,334                            66,334          66,334
Foreign currency translation adjustments                                        18,533            18,533          18,533
Dividend paid                                                  (50,000)                          (50,000)
Incremental effect of adopting SFAS No. 158                                    (35,549)          (35,549)
                                                --------      --------        --------          --------        --------
BALANCE, DECEMBER 31, 2006                      $414,694      $  2,889        $(55,344)         $362,239        $ 84,867
                                                ========      ========        ========          ========        ========

See accompanying Notes to the Combined Financial Statements.

                                                      FLEXSYS GROUP
                                           COMBINED STATEMENTS OF CASH FLOWS
                                                 (DOLLARS IN THOUSANDS)

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                              -----------------------------------------
                                                                                  2006          2005           2004
                                                                                  ----          ----           ----

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income / (loss)....................................................       $    66,334    $    56,350    $   (35,977)
Adjustments to reconcile net income / (loss) to cash provided by (used in)
operations:
         Depreciation and amortization.................................            36,070         36,231         38,194
         Non-cash litigation contingency...............................             2,000             --             --
         Non-cash long term incentive obligation.......................             8,149         41,664          2,800
         Impairment and obsolescence of fixed assets ..................             5,095             28          2,638
         Deferred income taxes.........................................             6,335          7,381         (3,136)
         Other, net....................................................               656          1,668          2,268
         Changes in operating assets and liabilities:
                   Receivables.........................................             4,324          6,003         14,707
                   Inventories.........................................            (6,666)        (5,894)         6,639
                   Accounts payable and accrued liabilities............            (7,856)       (18,091)       (14,997)
                   Litigation contingency reserve......................             2,165             --        (16,500)
                   Other assets and liabilities........................              (793)        (4,155)        (1,531)
                                                                              -----------    -----------    -----------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES........................           115,813        121,185         (4,895)
                                                                              -----------    -----------    -----------

INVESTING ACTIVITIES:
Property and equipment purchases.......................................           (40,809)       (32,774)       (19,156)
Net change in cash related to escrow balances..........................            (2,165)            --        (18,500)
                                                                              -----------    -----------    -----------
CASH USED IN INVESTING ACTIVITIES......................................           (42,974)       (32,774)       (37,656)
                                                                              -----------    -----------    -----------
FINANCING ACTIVITIES:
Net change in short-term debt obligations..............................           (10,113)       (13,808)        12,150
Proceeds from issuance of long term debt obligations...................                --             --         21,204
Dividend paid ................... .....................................           (50,000)            --             --
Repayment of long term debt obligations................................           (28,163)       (69,897)            --
                                                                              -----------    -----------    -----------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES........................           (88,276)       (83,705)        33,354
                                                                              -----------    -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...........               459             97            586
                                                                              -----------    -----------    -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................           (14,978)         4,803         (8,611)
CASH AND CASH EQUIVALENTS:
BEGINNING OF YEAR......................................................            20,107         15,304         23,915
                                                                              -----------    -----------    -----------
END OF YEAR............................................................       $     5,129    $    20,107    $    15,304
                                                                              ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest..............................................       $     2,854    $     6,085    $     7,412
   Cash paid for income taxes..........................................            13,449         19,629         21,578

See accompanying Notes to the Combined Financial Statements.

1.   ORGANIZATION AND NATURE OF OPERATIONS

The Flexsys Group ("Flexsys" or the "Company") is a global rubber chemicals joint venture between Solutia Inc. and Akzo Nobel N.V. (collectively the "Parent Companies") which was formed effective January 1, 1995 and commenced operations on May 1, 1995. Flexsys is a leading producer of chemicals for the rubber processing and related industries. Flexsys products go into the production of rubber tires and other rubber articles, as well as the manufacture of products such as paints, coatings, and adhesives; water treatment and mining chemicals; and fuel additives. Flexsys' sales and receivables are concentrated in the tire industry. The five largest customers, all of whom are international tire manufacturers, comprised approximately 49%, 50% and 48% of total sales in 2006, 2005 and 2004, respectively. The same five customers comprised approximately 43% and 40% of trade receivables as of December 31, 2006 and 2005, respectively.

On May 1, 1995, the Parent Companies transferred certain net assets of their respective rubber chemicals businesses, consisting mainly of property and equipment, inventories, intangible assets, accounts payable, other liabilities and ownership interests in certain subsidiary companies to Flexsys. Flexsys recorded these net assets at the historical carrying values of the Parent Companies at the time of transfer.

The accompanying combined financial statements include the accounts of Flexsys Holding B.V., a Dutch holding company and its subsidiaries, Flexsys America L.P., a United States limited partnership, and Flexsys Rubber Chemicals Ltd. (United Kingdom). All significant intercompany transactions and balances have been eliminated in combination.

Solutia Inc. and Solutia Europe N.V. on the one hand and Akzo Nobel Chemicals International BV on the other hand each own 50% of the 278 outstanding shares of Flexsys Holding B.V. as of December 31, 2006 and 2005. The outstanding shares have a par value of 454 Euro each. Total authorized shares as of December 31, 2006 and 2005 were 875. Flexsys Holding B.V. holds a 100% ownership interest, directly or indirectly, in the following subsidiaries:

         Flexsys N.V. (Belgium)
         Flexsys Coordination Center N.V. (Belgium)
         Flexsys S.p.A. (Italy)
         Flexsys Industria e Comercio Ltda. (Brazil)
         Flexsys AG (Switzerland)
         Flexsys KK (Japan)
         Flexsys Pte. Ltd. (Singapore)
         Flexsys America Co. (USA)
         Flexsys SARL (France)
         Flexsys Verwaltungs- und Beteiligungsgesellschaft (VuB) GmbH (Germany) Flexsys Distribution GmbH (Germany)
         Flexsys Industriepark Nienburg GmbH (Germany)
         Flexsys Verkauf GmbH (Germany)
         Flexsys Chemicals (M) Sdn Bhd (Malaysia)
         Flexsys Asia Pacific Sdn Bhd (Malaysia)

Flexsys America L.P. is a limited partnership between Solutia, Inc. and Akzo Nobel Chemicals Inc, as limited partners and Flexsys America Co. as general partner. Pursuant to the terms of the partnership agreement, net income of Flexsys America L.P. for the years ended December 31, 2006, 2005 and 2004 was allocated between the following three entities:

         Flexsys America Co.                  2%
         Solutia Inc.                         49%
         Akzo Nobel Chemicals, Inc.           49%

Solutia UK Capital Ltd. and Akzo Nobel Chemicals International BV, each own 50% of the 37,382,000 shares of Flexsys Rubber Chemicals Ltd. (United Kingdom) that are outstanding as of December 31, 2006. The outstanding shares have a par value of one sterling pound each. The total authorized shares as of December 31, 2006 and 2005 were 100,000,000.

On December 17, 2003, Solutia, Inc. announced that it and its 14 U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 0317949). Solutia, Inc. and its 14 U.S. subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as "debtors-in-possession" pursuant to Sections 1107(a) and 1108 of the U.S. Bankruptcy Code. On February 14, 2006, Solutia filed with the U.S. Bankruptcy Court their Plan of Reorganization (the "Plan") and Disclosure Statement. The Plan and Disclosure Statement set forth the terms of a global settlement between Solutia, the Official Committee of Unsecured Creditors, Monsanto Company and Pharmacia. The Plan and Disclosure Statement are subject to U.S. Bankruptcy Court approval, the approval of various constituencies in the Chapter 11 cases and the satisfaction of other contingencies. Since the February 14, 2006 filing, the U.S. Bankruptcy Court has not moved forward with the process to approve the Disclosure Statement and confirm the Plan due to two adversary proceedings filed in the Chapter 11 case. Solutia is in discussions with the major stakeholders in their Chapter 11 case in an effort to modify the global settlement and Plan and achieve a confirmable Plan. Solutia is also continuing to evaluate and explore all other reasonable alternatives to reorganize the Company in order to maximize the value of the estate for stakeholders.

On February 27, 2007, Solutia reached a definitive agreement to purchase Akzo Nobel's stake in Flexsys. Solutia and Akzo Nobel have entered into a letter agreement committing the parties to execute the definitive agreement upon completion of consultation with Dutch employee works council representatives. The proposed transaction is subject to approval by the United States Bankruptcy Court, receipt of required regulatory approvals, finalizing the definitive purchase agreement for Akzo Nobel's Crystex manufacturing operations in Japan and the fulfillment of other customary closing conditions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is as follows:

REVENUES - The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. These criteria are met when finished products are shipped to the customers and both title and the risks and rewards of ownership are transferred.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with original maturity dates of three months or less when purchased.

INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method of accounting. The cost of work in process and finished goods comprise all the costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The conversion costs include the cost of production and the related fixed and variable production overhead costs.

CUSTOMER RECEIVABLES - Accounts receivable are stated at face value less a provision for doubtful receivables determined on a customer specific basis, if deemed necessary.

PROPERTY AND EQUIPMENT - Property and equipment is recorded at cost and depreciated over its estimated useful life using the straight-line method. The estimated useful lives are 20 to 35 years for buildings and land improvements and range from 3 to 15 years for machinery and equipment. Maintenance and repairs are charged to expense as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS - Under Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and other intangibles determined to have an infinite life are no longer amortized; however, these assets are reviewed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets without an infinite life are recorded at cost less accumulated amortization. Amortization of these assets is over a period of 10 years.

LONG-LIVED ASSETS - Under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, consisting of property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the recovery amount or fair value, as defined, of the assets. Please see Note 4 for the impact of SFAS No. 144 on the combined financial statements.

RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed when incurred.

LEGAL PROCEEDINGS AND CONTINGENCIES - The Company accrues for contingencies, including legal proceedings and claims arising out of its business in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable. Amounts are accrued and updated based on specific circumstances as applicable.

INCOME TAXES - Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end. A valuation allowance is established to reduce deferred tax assets if it is `more likely than not' (based on recognition criteria outlined in SFAS No. 109, Accounting for Income Taxes), that all, or some portion, of such deferred tax assets will not be realized.

FINANCIAL INSTRUMENTS - Flexsys enters into foreign exchange forward contracts to manage its exposure to fluctuations in foreign currency denominated balance sheet items. This activity is intended to protect Flexsys from adverse short-term fluctuations in foreign currencies. Gains and losses resulting from changes in the market value of these contracts are marked-to-market on a current basis and included in Other Expense - net in the Combined Statement of Operations.

FOREIGN CURRENCY TRANSLATION - All entities utilize local currencies as their functional currencies. The entities' asset and liability accounts are translated into U.S. dollars at current exchange rates and income and expense accounts are translated at average rates. Any unrealized gains or losses arising from this translation are charged or credited to the accumulated other comprehensive loss account included in Shareholders' Equity.

FOREIGN CURRENCY TRANSACTIONS - Transaction gains or losses due to changes in the exchange rates between a functional currency and the currency in which a foreign currency transaction is denominated are included in Other Expense - net in the Combined Statements of Operations. The aggregate net losses resulting from these transactions were approximately $ 816 in 2006, $ 1,579 in 2005 and $ 5,809 in 2004.

DIVIDENDS - Dividend distributions are payable to the Parent Companies at the discretion of the Company within the limits of existing bank covenants.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported at the date of the financial statements of assets, liabilities, revenues and expenses and the disclosure of contingencies. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS - In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, ("FIN 48"). FIN 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 eliminates income taxes from the scope of SFAS No. 5, Accounting for Contingencies.

FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative effect adjustment recorded to the beginning balance of retained earnings. The cumulative effect adjustment would not apply to those items that would not have been recognized in earnings, such as the effect of adopting FIN 48 on tax positions related to business combinations. Flexsys is currently evaluating the impact of FIN 48 on the combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS No. 157 simplifies and codifies fair value related guidance previously issued within generally accepted accounting principles (GAAP). Although, SFAS No. 157 does not require any new fair value measurements, its application may, for some entities, change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Flexsys is currently evaluating the impact of SFAS No. 157 on the combined financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of pension and other postretirement benefit plans on the balance sheet. The overfunded or underfunded status would be recognized as an asset or liability on the balance sheet with changes occurring during the current year reflected through the comprehensive income portion of equity. Further, SFAS No. 158 requires the unrecognized transition asset or obligation, gains or losses, and prior service costs to be recognized as a component of other comprehensive income, net of tax. SFAS No. 158 will also require the measurement of the funded status of a plan to match that of the date of the Company's fiscal-year-end financial statements, eliminating the use of earlier measurement dates previously permissible. The portions of SFAS No. 158 relating to the recognition of the funded status of a plan and the unrecognized components of net periodic benefit cost are effective for fiscal years ending after December 15, 2006. Please see Note 11 for the impact of SFAS No. 158 on the combined financial statements.

3.   INVENTORIES

Inventories at December 31 consist of the following:

                                                        2006             2005
                                                        ----             ----

         Finished goods and work in process    $      75,895    $      65,170
         Raw materials and supplies                   22,716           21,854
                                               -------------    -------------
         Inventories                           $      98,611    $      87,024
                                               =============    =============



4.   PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net at December 31 consist of the following:

                                                   2006            2005
                                                   ----            ----

Land and land improvements                     $      8,379    $      7,802

Buildings and building improvements                  51,730          47,454

Manufacturing equipment                             654,154         582,291

Other equipment                                      31,262          34,564

Construction in process                              47,526          29,191
                                               ------------    ------------
Total                                               793,051         701,302

Less : accumulated depreciation                    (555,411)       (480,651)
                                               ------------    ------------
Total property, plant and equipment, net       $    237,640    $    220,651
                                               ============    ============


The Company capitalized interest of $ 939 in 2006, $ 377 in 2005 and $ 88 in 2004 related to the construction of assets intended for its own use. The depreciation expense was $ 36,070 in 2006, $ 36,164 in 2005 and $ 38,074 in 2004.

In 2006 an impairment analysis was completed in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, based upon indicators of impairment present within certain asset groups in Flexsys locations in Italy and the United Kingdom. The indicators included declines or increasing weakness in historical operating results and concerns over future results given current market and economic conditions. The carrying values of the assets within these asset groups were compared to undiscounted expected cash flows. As the carrying value of these assets was higher than the undiscounted future cash flow amount, this indicated that the assets were impaired. The assets were written down to fair value determined through the use of a discounted cash flow model. As a result, in 2006, Flexsys recorded an impairment charge of $ 5,003 to Cost of Goods Sold for the write down of these fixed assets.

5.   GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

Changes in the net carrying value of goodwill for the year ended December 31, 2006 and 2005 are as follows:

                                                               NET CARRYING
                                                                  VALUE
                                                                  -----

Balance at January 1, 2005                                     $     95,256

Effect of foreign currency translation adjustments                   (2,614)
                                                               ------------
Balance at December 31, 2005                                         92,642

Effect of foreign currency translation adjustments                    1,564

Impairment of Goodwill                                                  (64)
                                                               ------------
Balance at December 31, 2006                                   $     94,142
                                                               ============


Flexsys tested goodwill for impairment during the fourth quarter of 2006 and 2005 using a present value of future cash flows valuation method. This process resulted in an impairment of $ 64 in 2006 comprising the total goodwill of the Primary Accelerators business in Italy. All long-lived assets associated directly to this business were also fully impaired in 2006. See Note 4 above.

Other Intangible Assets

       Other intangible assets are summarized in aggregate as of December 31 as follows:

                                                 2006                                   2005
                                 --------------------------------------------------------------------------
                                   GROSS                      NET        GROSS                       NET
                                  CARRYING   ACCUMULATED    CARRYING   CARRYING     ACCUMULATED    CARRYING
                                   VALUE     AMORTIZATION    VALUE       VALUE      AMORTIZATION    VALUE
                                 --------------------------------------------------------------------------
Infinite Life
-------------
Unpatented technology            $  7,231                   $  7,231     $  7,231                  $  7,231
Trademarks                            247                        247          226                       226
Finite Life
-----------
Licenses                              900          (810)          90          900         (720)         180
                                 --------      --------     --------     ---------    --------     --------
TOTAL OTHER INTANGIBLE ASSETS    $  8,378       $  (810)    $  7,568     $  8,357     $   (720)    $  7,637
                                 ========      ========     ========     ========     ========     ========

There were no material acquisitions of intangible assets and there have been no changes to amortizable lives or methods during the years ended December 31, 2006 and 2005. Total amortization expense of other intangible assets was $ 90 per annum for the years ended December 31, 2006, 2005 and 2004.

Amortization expense for the net carrying amount of finite-lived intangible assets is estimated to be $ 90 for 2007 at which point these assets will be fully amortized.

6.   ACCRUED LIABILITIES

Accrued liabilities at December 31 consists of the following:

                                                        2006             2005
                                                        ----             ----

         Accrued wages and commissions         $      16,400    $      26,458
         Long term incentive plan accrual             51,676               --
         Other                                        19,484           24,455
                                               -------------    -------------
         Total accrued liabilities             $      87,560    $      50,913
                                               =============    =============


7.   SHORT TERM DEBT

Short term debt at December 31 consists of the following:

                                                   2006            2005
                                                   ----            ----

Bank overdrafts                                $      3,800    $      3,909

Multi-currency lines of credit                        9,270          14,062
                                               ------------    ------------
Total short term debt                          $     13,070    $     17,971
                                               ============    ============

At December 31, 2006 and 2005, the group had $ 165,000 of uncommitted multi-currency lines of credit available with various banks.

8.    LONG TERM DEBT

Long term debt at December 31 consists of the following:

                                                   2006            2005
                                                   ----            ----

Amortising Loan Facility (`Facility A')        $     25,854    $     38,398

Revolving Credit Facility (`Facility B')             20,000          35,619
                                               ------------    ------------
Sub-total                                            45,854          74,017

Less current portion of long term debt              (45,854)        (12,000)
                                               ------------    ------------
Total long term debt                           $         --    $     62,017
                                               ============    ============

On February 14, 2003, Flexsys signed a $ 200,000 committed multi-currency term and revolving credit facility. The syndicated facility was available as of February 14, 2003 for 5 years. The loan was used to re-finance the existing matured revolving credit facility and for general corporate purposes and consists of two parts: a $ 50,000 amortizing loan facility ("Facility A") and a $ 150,000 revolving credit facility ("Facility B"). Interest on these facilities is payable at LIBOR or EURIBOR rates plus a margin ranging between 0.60% and 1.75%, based upon certain ratios. The weighted average interest rate as of December 31, 2006 on these facilities is 5.03%. Other fees may be incurred to reimburse the banks for certain costs incurred or based on the utilization of Facility B.

The Company is in compliance with its covenants as of December 31, 2006.

Under the terms of the syndicated facility, Flexsys is obliged to advise all participating banks through the agent bank when there will be a change in the ownership of shares of any of the borrowing or guaranteeing Flexsys entities to the syndicated facility. The participating banks would then be required to confirm their consent to the change of ownership in order for the syndicated facility to continue. The banks have been notified of the agreement between Solutia and Akzo Nobel for Solutia to acquire Akzo Nobel's stake in Flexsys but Flexsys has decided not to seek their approval for the continuation of the syndicated facility. All borrowings under the syndicated facility will therefore be required to be repaid during 2007. As a consequence of this, all Debt has been classified within Current Liabilities at December 31, 2006. Alternative sources of financing for Flexsys are being established to meet future borrowing requirements.

9.   RESTRUCTURING

The restructuring charges for the years ended December 31 consisted of the following components:

                                                            2006             2005             2004
                                                            ----             ----             ----

Nitro plant (US) :

      Closure of Nitro plant                             $        --      $       746      $    13,288

      Other                                                       (5)              --            1,335
                                                         -----------      -----------      -----------
      Nitro plant subtotal                                        (5)             746           14,623

Akron (US) :

      Severance and related termination costs                     --              147            1,074

Queeny plant (US) :

          Closure of Queeny plant                              3,784              113               --

Ruabon Plant (UK) :

      Release of severance and dismantling accrual                23               --              (44)

Newport Plant (UK) :

      Severance and other restructuring charges                1,115            6,172            4,101

Brussels Headquarters (Belgium) :

      Severance and related termination costs                     --               --            3,992

Other restructuring :                                            (67)              28           (1,680)
                                                         -----------      -----------      -----------
TOTAL RESTRUCTURING CHARGES                              $     4,850      $     7,206      $    22,066
                                                         ===========      ===========      ===========

The following tables reconcile restructuring charges in 2006 and 2005 between cash and accrual activity. The Ending Accrual balance is included in Accrued Liabilities in the Combined Balance Sheets in both years.

                                                                2006
                                                                ----

                             BEGINNING      (REVERSAL OF)      (CASH           OTHER          ENDING
                              ACCRUAL          ACCRUAL        PAYMENTS)                       ACCRUAL
                            ----------------------------------------------------------------------------
United States
     Nitro/Sterling         $        183    $         (5)   $       (178)   $         --    $         --
     Akron                           147              --            (147)             --              --
     Queeny                            3           3,784          (3,759)            (28)             --

United Kingdom
     Ruabon                          209              23            (197)            (35)             --
     Newport                       2,681           1,115          (3,747)            (49)             --

Benelux
     Brussels HQ                     363              --              --              38             401

Other                                 65             (67)             --               2              --
                            ------------    ------------    ------------    ------------    ------------

TOTAL                       $      3,651    $      4,850    $     (8,028)   $        (72)   $        401
                            ============    ============    ============    ============    ============



                                                                2005
                                                                ----

                             BEGINNING      (REVERSAL OF)      (CASH           OTHER          ENDING
                              ACCRUAL          ACCRUAL        PAYMENTS)                       ACCRUAL
                            ----------------------------------------------------------------------------
United States
     Nitro plant            $      4,134    $        746    $     (4,697)   $         --    $        183
     Akron                           184             147            (184)             --             147
     Queeny                           --             113            (110)             --               3

United Kingdom
     Ruabon plant                    310              --            (101)             --             209
     Newport plant                   163           6,172          (3,639)            (15)          2,681

Benelux
     Brussels HQ                   1,088              --            (725)             --             363

Other                                142              28              --            (105)             65
                            ------------    ------------    ------------    ------------    ------------

TOTAL                       $      6,021    $      7,206    $     (9,456)   $       (120)   $      3,651
                            ============    ============    ============    ============    ============

United States
-------------

         In March 2003, Flexsys entered into an agreement to cease the production of a specialty chemical, which was produced at the Nitro, West Virginia Plant, and purchase this product from a third party producer. In October 2003, citing excess manufacturing capacity in the global rubber chemical industry, the Flexsys Supervisory Board approved a plan to close the Nitro, West Virginia Plant starting from March 2004. Restructuring reserves of $ 27,075 in 2003, $ 14,623 in 2004 and $ 746 in 2005 were recorded to cover the write-down of fixed assets, the write-down of spare parts inventory, employee severance and related termination costs, dismantling and decontamination costs, toll contract termination expenses and other costs. The final payments relating to the restructuring of the Nitro, West Virginia Plant were made in 2006. These amounted to $ 178 and related to severance and related termination costs.

         During 2004, Flexsys recorded a $ 1,074 restructuring charge relating to the voluntary and involuntary termination of employees at the Akron location. All of the employees were notified of their termination and left Flexsys' employment as of December 31, 2004. The recorded charge related to employee severance costs and outplacement assistance paid by Flexsys.

         In January 2005, Solutia informed Flexsys that they (Solutia) had decided to relocate their Skydrol(R) manufacturing operation from the J.F. Queeny site to another Solutia site. Flexsys, producing Duralink HTS and QDI at Queeny, would then become the only party with operations at that site. As the economics of the Queeny site would not be favorable under this scenario, Flexsys decided to relocate its operations from Queeny within the same timeframe as Solutia in a joint exit from the site. Flexsys recorded accelerated depreciation of $ 1,213 (within Cost of Goods Sold) and related termination costs of $ 113 as a restructuring charge in 2005. Flexsys production at the J.F. Queeny site stopped at the end of June 2006. During 2006, a restructuring charge of $ 3,784 was recorded relating to additional depreciation ($ 28), dismantling and decontamination costs ($ 1,001), severance ($ 970), write-down of inventory ($ 176) and residual fixed costs ($ 1,609).

United Kingdom
--------------

On June 13, 2000, Flexsys announced the closure of its Primary Accelerator manufacturing operations in Ruabon, Wales. The operations related to certain products were physically shut down during August 2001. Dismantling operations were substantially completed in 2002. In 2006 and 2005 a further $ 232 and $ 101, respectively, was spent against the reserve on severance and dismantling costs.

In 2004, Flexsys recorded a restructuring charge of $ 4,101 relating to the closure of the IPPD finishing plant in Newport, Wales. This was to cover the write-down of fixed assets and inventory. Further restructuring charges of $ 6,172 in 2005 relating to dismantling and decontamination ($ 693), employee severance ($ 2,257) and residual costs relating to the site Operating Agreement ($ 3,222), and $ 1,115 in 2006 relating to employee severance were subsequently recorded relating to this closure. Charges of $ 3,747 were made against the IPPD reserve in 2006 relating to dismantling costs ($ 146), employee severance and termination costs ($ 1,951) and residual costs as defined under the site Operating Agreement ($ 1,651). The reserves for the Newport closure have been fully utilised.

Benelux Countries
-----------------

In Belgium, 2004 restructuring charges amounting to $ 3,992 were recorded relating to employee severance costs. During 2005 and 2004, amounts of $ 2,904 and $ 725 were spent, respectively, against this provision. No charges were booked against the remaining reserve in 2006. The remaining reserve at December 31, 2006 is related to expected employee severance payments.

10.  TAXES ON INCOME

The components of deferred taxes in the accompanying Combined Balance Sheets as of December 31 are as follows:

                                                   2006            2005
                                                   ----            ----

Deferred Tax Assets - Current                  $        610    $        200

Deferred Tax Assets - Non Current                    11,640          18,109

Deferred Tax Liabilities - Non Current               (3,694)         (4,372)
                                               ------------    ------------
Net Deferred Tax                               $      8,556    $     13,937
                                               ============    ============

Deferred tax assets primarily arise from the recognition of future tax benefits resulting from available net operating loss carry forwards, accelerated capital allowances on fixed assets and provisions. Deferred tax assets have been reduced by valuation allowances of $ 38,477 and $ 39,031 as of December 31, 2006 and December 31, 2005, respectively. Net operating loss carry-forwards available primarily in Belgium and the United Kingdom, amount to $ 113,309 and $ 126,279 as of December 31, 2006 and 2005, respectively, and can be carried over without limitation in time in these countries. Flexsys Rubber Chemicals Ltd surrendered tax losses of $ 21,308 in 2006 and $ 60,162 in 2005 under UK Consortium Relief rules to Akzo Nobel and Solutia for no consideration. The losses surrendered arose from the claim of capital allowances for 2004 and prior years. A full valuation allowance has been provided on all deferred tax assets in this United Kingdom entity.

Deferred tax liabilities primarily arise from temporary differences between the tax bases of certain assets and liabilities, primarily fixed assets, goodwill, and deferred charges, and their financial reporting amounts.

The charge for income taxes is as follows:

                                                             2006             2005            2004
                                                             ----             ----            ----

Current tax expense                                      $    11,751      $    17,301      $    15,977

Deferred tax expense / (benefit)                               7,866            7,874           (3,767)
                                                         -----------      -----------      -----------
Net income tax expense                                   $    19,617      $    25,175     $     12,210
                                                         ===========      ===========      ===========

No deferred income taxes are recorded at Flexsys America L.P. since the tax profits and losses in the limited partnership are reported in the partners' federal income tax returns. Provision has not been made for undistributed earnings of international subsidiaries, as those earnings are considered to be permanently re-invested in the operations of those subsidiaries.

11.  EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS - Flexsys has defined benefit pension plans covering substantially all of the employees of the Flexsys entities in the United Kingdom, Belgium and Germany. Pension accounting is performed based on independent actuarial calculations in accordance with the provisions of SFAS No. 87, Employers' Accounting for Pensions. The funded status of the plans at December 31 is as follows (measurement date is September 30th except for the United Kingdom where it is December 31st):

                                                   2006            2005
                                                   ----            ----

PLAN STATUS AS OF DECEMBER 31 :
Plan assets at fair value                      $    112,799    $     98,051
Projected benefit obligation                       (132,215)       (117,823)
                                               ------------    ------------
Funded status                                  $    (19,416)   $    (19,772)
                                               ============    ============

Gross prepaid pension asset                    $        N/A    $     25,290
Gross accrued pension liability                         N/A          (8,155)

PLAN ACTIVITY FOR THE YEAR ENDED DECEMBER 31 :
Employer contributions                                1,337          13,043
Participant contributions                               582             545
Benefits paid                                         4,701           4,250

WEIGHTED AVERAGE ASSUMPTIONS AT DECEMBER 31 :
Weighted average discount rate                         5.14%           4.97%
Long term rate of return on assets                     6.81%           7.77%
Weighted average increase in compensation              3.85%           3.83%

                                                                2006           2005           2004
                                                                ----           ----           ----
NET PERIODIC COST FOR THE YEAR ENDED DECEMBER 31:
Total pension cost (net)                                    $      4,552   $      4,504   $      1,930

The accumulated benefit obligation for all defined benefit plans was $ 99,237 in 2006 and $ 86,543 in 2005. A minimum pension liability adjustment to Other Comprehensive Income of $ 3,554 in 2004 was required for one plan as the accumulated benefit obligation exceeded the related plan assets and accrued pension liabilities. The Other Comprehensive Income balance was reduced to zero during 2005 as a result of a cash contribution of $ 10,805 made by the Company into the plan.

The assets, projected benefit obligation and accumulated benefit obligation for the pensions with projected benefit obligations in excess of plan assets, were $ 103,406, $ 124,512 and $ 92,443 respectively, as of December 31, 2006, and $ 89,618, $ 110,081 and $ 78,361 respectively, as of December 31, 2005.

The asset allocation for the Company's pension plans as of December 31, 2006 and 2005, and the target allocation for 2007, by asset category, is as follows:

                               2007 TARGET         2006             2005
                               -----------         ----             ----

Equity securities                  70%              69%              61%

Debt securities                    30%              31%              39%

The investment strategy for the Flexsys defined benefit plans is to maintain a diversified assets allocation in order to minimize the risk of large losses and to maximise the long-term risk-adjusted rate of return.

The following table sets forth the Company's estimated future benefit payments regarding its defined pension plans:

2007                                                               $    4,268

2008                                                                    4,277

2009                                                                    4,300

2010                                                                    4,252

2011                                                                    4,479

2012-2016                                                              37,205
                                                                   ----------

TOTAL PAYMENTS                                                     $   58,781
                                                                   ==========

The Company's contribution to be paid in 2007 is estimated at $ 1,516.

         POSTRETIREMENT MEDICAL BENEFITS--Flexsys America LP provides for reimbursement of limited retiree healthcare benefits to certain union and non-union employees who meet certain eligibility requirements. This program is unfunded and the accumulated postretirement benefit obligation at December 31, 2006 and 2005 approximated $ 2,853 and $ 2,908 respectively, using discount rates of 5.75% in 2006 and 2005. The Accumulated Postretirement benefit obligation was recognized as a liability in the accompanying balance sheets (measurement date November 1st).

         The following table sets forth the Company's postretirement benefit cost, contributions and benefits paid for the years ended December 31st:

                                     2006              2005              2004
                                     ----              ----              ----

Benefit cost                    $     270        $     272         $    1,097

Employer contribution                 266              313

Benefits paid                         266              313

         The following table sets forth the Company's estimated future benefit payments:

       2007                                      $      309

       2008                                             270

       2009                                             280

       2010                                             280

       2011                                             275

       2012-2016                                      1,000
                                                 ----------

       TOTAL PAYMENTS                            $    2,414
                                                 ==========



         Of the $ 309 expected to be contributed to fund postretirement medical benefits during 2007, the entire contribution is discretionary, as the plan is not subject to any minimum regulatory funding requirements. The contribution is expected to be in the form of cash.

         EFFECTS OF ADOPTING SFAS NO. 158
         --------------------------------

         The following table illustrates the incremental effect of applying SFAS No. 158 (as it relates to both the Defined Benefit Pension Plans and Postretirement Medical Benefits) on individual line items in the Combined Balance Sheet at December 31, 2006:

                                            BEFORE APPLICATION OF      ADJUSTMENTS      AFTER APPLICATION
                                            ---------------------      -----------      -----------------
                                                 SFAS NO. 158                            OF SFAS NO. 158
                                                 ------------                            ---------------
Other assets                                  $     26,379          $    (24,689)       $      1,690

Deferred income taxes                                   --                   682                 682

Accrued liabilities                                    197                    --                 197

Other liabilities                                   12,220                11,542              23,762

Accumulated other comprehensive loss                    --                35,549              35,549

         Accumulated other comprehensive loss at December 31, 2006 consists of net actuarial losses ($ 32,563) and prior service costs ($ 2,986).

         EMPLOYEE SAVINGS PLAN - Flexsys America L.P. provides a savings plan for substantially all its regular full-time employees for which employee contributions are matched in part by Flexsys America L.P. Matching contributions charged to expense approximated $ 713 in 2006, $ 700 in 2005 and $ 1,200 in 2004.

         NONQUALIFIED RETIREMENT PLAN - Flexsys America L.P. provides a nonqualified defined contribution retirement plan for certain of its employees. Employee contributions are matched in part by Flexsys. Matching contributions charged to expense approximated $ 154 in 2006, $ 133 in 2005 and $ 110 in 2004. The assets of the plan are held in a Rabbi Trust which is in Flexsys America L.P.'s name. The investments of the trust and related liability are classified as non-current because they are not for use in the ordinary course of business.

         LONG TERM INCENTIVE PLAN - In 2004, the Company introduced a new Long Term Incentive Plan. This plan for certain leading employees is based on the attainment of certain financial goals. The plan covers the financial years 2004 until 2006 and will pay out in 2007. The goals are Return on Capital Employed ("ROCE") and Earnings before Tax ("EBT"). The pay outs on both the ROCE and the EBT goals are not capped. As of December 31, 2006, the Company had accrued an amount of $ 51,676, which is recorded within the line Accrued Liabilities in the Combined Balance Sheet. The accrual as of December 31, 2005 of $ 40,212 was recorded in the line Long Term Incentives Obligations.

12.  FINANCIAL INSTRUMENTS

Flexsys has various financial instruments, including cash and cash equivalents, short-term investments, receivables, payables, short-term bank borrowings, and foreign currency forward and option contracts. The fair value of Flexsys' cash and cash equivalents, short-term investments, short-term bank borrowings, and accounts receivable and payable approximates their carrying value due to the short-term nature of the items.

Flexsys uses foreign currency forward contracts and foreign currency option contracts to hedge accounts receivable denominated in foreign currencies. Gains and losses on the forward contracts are recognized based on changes in exchange rates, as are offsetting foreign exchange gains and losses on such accounts receivable. Such contracts are generally in connection with transactions with maturities of less than six months.

As of December 31, 2006 and 2005, the notional amounts of the Company's outstanding foreign currency forward buy contracts were $109,426 and $255,459, respectively. The notional amounts of the Company's foreign currency forward sell contracts were $110,298 and $256,647 at December 31, 2006 and 2005, respectively. The carrying value of the Company's outstanding foreign exchange contracts and options was a net payable of $ 95 and $ 266 at December 31, 2006 and 2005, respectively.

Flexsys is exposed to credit risk to the extent of non-performance of counter-parties to their foreign currency contracts and options described above. However, the credit ratings of the counter-parties, which consist of a diversified group of financial institutions, are regularly monitored and risk of default is considered remote.

13.  TRANSACTIONS WITH PARENT COMPANIES

Flexsys engages in significant transactions with its Parent Companies. These transactions mainly consist of product sales and other operating revenues, raw materials purchases, production services, marketing, administrative and research services.

Amounts included in the combined financial statements for the years ended December 31:

                                                                   2006               2005                  2004
                                                                   ----               ----                  ----

Income Statement Related Transactions
-------------------------------------
Product Sales to  :
     Akzo Nobel                                                $         --       $        334          $        774
     Solutia                                                             49                 52                    49

Production services and raw materials to:
     Solutia                                                             --              2,135                 7,808

Production services and raw materials from:
     Akzo Nobel                                                      32,291             26,808                26,205
     Solutia                                                         21,257             26,285                25,497

Marketing, administrative and research received from:
     Akzo Nobel                                                       3,115              3,316                 2,960
     Solutia                                                             51                 67                    32

Capital charges for use of facilities from:
     Akzo Nobel                                                         426                414                   389
     Solutia                                                            176                 50                    58

                                                   2006              2005
                                                   ----              ----

Balance Sheet Related Transactions
----------------------------------
Purchase of Capital Equipment:
     Akzo Nobel                                $        615      $        627
     Solutia                                          1,641             1,863

Accounts receivables from:
     Akzo Nobel                                          --               277
     Solutia                                             --                27

Accounts payables to:
     Akzo Nobel                                       8,267             8,578
     Solutia                                          2,014             2,239



         As mentioned in Note 1, on December 17, 2003, Solutia, Inc. and 14 of its U.S. subsidiaries filed for voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of December 31, 2006, Flexsys has retained a $163 allowance against pre-petition net receivables due from Solutia.

14.  COMMITMENTS AND CONTINGENCIES

ANTITRUST LITIGATION

Antitrust authorities in the United States, Europe and Canada have been investigating past commercial practices in the rubber chemicals industry. Flexsys remains a subject of such investigation and continues to fully cooperate with the authorities in the ongoing investigation. As a consequence, a number of purported civil class actions on behalf of consumers have been filed against Flexsys and other producers of rubber chemicals.

U.S. State court actions against Flexsys.
----------------------------------------
Flexsys was a defendant in 22 purported class actions filed in various state courts against Flexsys and other producers of rubber chemicals. Flexsys was successful in getting many of these cases dismissed by the competent courts. In February 2007, Flexsys reached a tentative agreement (not yet signed), inclusive of fees and costs to settle claims on behalf of all indirect purchasers in 18 states, plus the District of Columbia. Flexsys has provided for the potential amount of this settlement in its 2006 results. The settlement agreement would contain a release on behalf of all class members, who do not opt out of the settlement, to release all claims against Flexsys and its parent companies, Akzo Nobel and Solutia and their subsidiaries and affiliates. The settlement will require court approval.

The settlement would not cover class actions brought by indirect purchasers in Massachusetts or indirect purchasers in a number of states represented in a pending multi-state indirect purchaser class action brought in the state court in Florida. Based on its present understanding of these two outstanding proceedings, Flexsys believes that it has substantial defenses to these claims and intends to vigorously assert these defenses. In the event that Flexsys is found to have violated the applicable antitrust laws, consumer protection or unfair competition laws, a direct or indirect purchaser may recover treble damages, the costs of suit and reasonable attorneys' fees. At this point in time it is not possible to estimate the likelihood or the extent of the potential liability, if any, in respect of the two outstanding cases in Massachusetts and Florida and management believes that no amounts need to be accrued under SFAS No. 5, Accounting for Contingencies. While the ultimate outcome and impact on Flexsys cannot be predicted with certainty, management believes that the resolution of the proceedings still outstanding will not have a material adverse effect on the combined financial position or future results from operations and cash flows of Flexsys.

Canadian actions against Flexsys
--------------------------------
In May 2004, two purported class actions were filed in the Province of Quebec, Canada, against Flexsys and other rubber chemical producers alleging that collusive sales and marketing activities of the defendants damaged all persons in Quebec during the period July 1995 through September 2001. In 2005 and 2006 similar cases were filed in the provinces Ontario and British Columbia. In 2006, a settlement was negotiated with Plaintiff's counsel and agreement was reached in principle to settle the class actions in all three provinces (Quebec, Ontario and British Columbia) for a total amount of C$ 2,325 (US$ 2,165) including interest and costs.
                                                                            21

This is subject to finalizing a formal settlement agreement, which is now close to completion. The settlement agreement must be approved by the Courts in each province. The amount has been paid into an escrow account and is shown as Restricted Cash on the Balance Sheet at December 31, 2006.

Federal court actions by purchasers of rubber chemicals
-------------------------------------------------------
Eight purported class actions filed in the U.S. District Court for the Northern District of California on behalf of all individuals and entities that had purchased rubber chemicals in the United States during the period January 1, 1995 until October 10, 2002, against Flexsys and a number of other companies producing rubber chemicals were consolidated into a single action called In Re Rubber Chemicals Antitrust Litigation (the `Class Action'). The Class Action alleged price-fixing and sought treble damages and injunctive relief under U.S. antitrust laws on behalf of all the plaintiffs. A settlement agreement was approved by the Court on June 21, 2005 releasing Flexsys and its predecessors in interest from any further liability to the members of the class with respect to the allegations made in the Class Action complaint.

Other than potential claims by two direct purchasers of small amounts of rubber chemicals from Flexsys, who opted out of the Class, the settlement by Flexsys, predominantly in 2003 and 2004, of the Class Action (approximately
$ 19,000) along with several private settlements with large customers (approximately $ 60,000) for all intents and purposes resolves all claims made in these direct cases by direct U.S. purchasers of rubber chemicals against Flexsys under U.S. antitrust laws for activities of Flexsys prior to the dates of the settlements.

Settlements
-----------
As of December 31, 2006, Flexsys has paid a total of $79,000 in settlements. In addition, as of December 31, 2006, Flexsys has provided for a total of $ 4,165 for settlements expected to be made in 2007. Management believes that the resolution of proceedings still outstanding will not have a material adverse effect on the combined financial position of the Company or its future results from operations and cash flows in the reporting periods in which such matters are resolved.

DIOXIN

As reported in 2005, Flexsys America L.P. is a defendant in a proposed class action suit against Flexsys and other parties, notably not including Solutia. The suit alleges that class members have been exposed to potentially harmful levels of dioxin particles as a result of the production of dioxin at the Nitro site formerly occupied by Monsanto and later occupied by Flexsys. Flexsys entered its defense and cross-claimed against Monsanto. Flexsys and Monsanto have entered into an interim settlement whereby Monsanto has agreed to conduct and pay for the defense of Flexsys, but has neither accepted nor rejected the ultimate demand for indemnification.

While the ultimate outcome and impact on Flexsys cannot be predicted with certainty, management believes that the resolution of proceedings still outstanding will not have a material adverse effect on the combined financial position of Flexsys.

PATENT DISPUTES

Flexsys believes that two Chinese companies, Sinorgchem and Xinda, are using Flexsys process technology in China to produce 4-ADPA and 6PPD. Flexsys has evidence that one of these companies, Sinorgchem, is exporting these products into jurisdictions where Flexsys has patents, including Korea and the U.S. More specifically, Korea Kumho Petrochemical Company ("KKPC") is a Korean company that purchases 4-ADPA from Sinorgchem and processes it into 6PPD. KKPC then sells its 6PPD to its sister company, Kumho Tire. Kumho Tire uses the 6PPD to manufacture tires in Korea, which tires it then exports to the US. For this reason, Flexsys has initiated certain legal proceedings to prevent imports of such products manufactured by Sinorgchem and KKPC into these two jurisdictions.

a) Korea: There are two separate PPD related IP litigation proceedings pending
   -----
in Korea.

         o Flexsys filed a patent infringement action in a Korean District Court against KKPC. This is a civil action that seeks monetary damages and injunctive relief. There was a formal decision Dec 17, 2004 that denied the Flexsys request for injunction. The basis of the decision was invalidity of the patent. Flexsys then appealed the District Court decision to the civil High Court. On October 12, 2005, the High Court affirmed the decision of the District Court. Flexsys has filed a notice of appeal to the Supreme Court of Korea.

         o The second litigation proceeding in Korea is an invalidation action filed by Sinorgchem against Flexsys before the Korean Intellectual Property Tribunal ("IPT"). On September 30, 2005, the IPT issued a decision largely, but not

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                  entirely, agreeing with Sinorgchem's challenge to the
                  Flexsys `063 patent. Two dependent claims of the patent were found to be valid. Flexsys appealed the IPT decision to the Patent Court of Korea, which appeal Flexsys has won. The Patent Court thereby confirmed the validity of the Korean patent in all important respects. Sinorgchem has filed a notice of appeal to the Supreme Court of Korea.

Both the High Court and Patent Court cases are on appeal to the Korean Supreme Court. So far, the Supreme Court has handled these cases without formally consolidating them.

b) U.S.: There are two separate PPD related IP litigation proceedings pending
   ----
in the US.

         o Flexsys filed an International Trade Commission ("ITC") 337 action against Sinorgchem, KKPC, and Sovereign, one of Sinorgchem's distributors. A preliminary decision by the Administrative Law Judge has been issued on February 17, 2006, which confirmed the validity of the Flexsys patents and the infringement by Sinorgchem of those patents. It also confirmed violation by Sinorgchem and Sovereign of section 337 of the US Tariff Act. The judge found no violation of said Act by KKPC. Review by the full ITC Board and the President confirmed the decision of the Administrative Law Judge. The decision was appealed by Sinorgchem to the US Court of Appeals for the Federal Circuit. Flexsys and Sovereign have settled their differences, with Sovereign admitting the validity of Flexsys patents.

         o        Flexsys filed a patent infringement civil lawsuit in U.S.
                  District Court of Ohio against Sinorgchem, KKPC, Kumho Tire Korea, Kumho Tire US and certain distributors. The suit seeks monetary damages as well as injunctive relief. This action had been stayed pending resolution of the ITC proceeding described above, but the stay has been lifted and the suit is now proceeding.

                  Further in the Ohio case, KKPC filed for arbitration based on arbitration clauses in a joint venture agreement and a license Agreement, both of which are terminated. Flexsys filed for a preliminary injunction opposing the arbitration. The arbitration issue is pending.

Loss or partial loss by Flexsys in these legal proceedings represent a risk to Flexsys in terms of potential lost sales volumes and gross profit margin as a result of increased competitive activity.

c) Other claims against Flexsys in the US:

On April 26, 2006, KKPC filed a complaint against Flexsys America L.P. in the U.S. District Court for the Central District of California bringing claims for violations of the Sherman Act, breach of contract, breach of the implied covenant of good faith and fair dealing, declaratory relief, intentional interference with prospective economic advantage and violations of the California Business & Professions Code. On July 12, 2006, the Central District of California granted Flexsys America LP's motion to transfer KKPC's antitrust action to the U.S. District Court for the Northern District of Ohio.

After transfer, on August 8, 2006, KKPC filed an amended complaint in the Northern District of Ohio. KKPC's amended complaint added Flexsys N.V., Solutia Inc., Akzo Nobel Chemicals International B.V., and Akzo Nobel Chemicals, Inc. as defendants. KKPC has since filed a second amended complaint dropping Solutia as a defendant. The presently operative complaint asserts antitrust claims under Sections 1 and 2 of the Sherman Act, claims under the antitrust and unfair competition provisions of the California Business and Professions Code and a claim for intentional interference with prospective economic advantage. KKPC also seeks attorney's fees and costs.

In response to a KKPC Notice of Potential Tag-Along Action, the case has been transferred to the U.S. District Court for the Northern District of California and coordinated with In re Rubber Chemicals Antitrust Litigation. Flexsys and Akzo have filed a motion to dismiss KKPC's complaint. Flexsys will continue to vigorously contest the KKPC action. At this stage of the litigation, it is not possible to estimate the likelihood or extent of Flexsys' potential liability, if any.

OTHER LAWSUITS, THREATENED LAWSUITS AND CONTINGENCIES

Flexsys is party to lawsuits, threatened lawsuits, tax contingencies and other claims arising out of the normal course of business. Management is of the opinion that any liabilities that may result are adequately accrued for at December 31, 2006, or would not be significant in relation to Flexsys' financial position at December 31, 2006, or its results of operations for the year then ended.

Litigation costs related to all of the above mentioned actions and lawsuits amounted to approximately $ 5,500 in 2006.

OTHER COMMITMENTS

During fiscal 2000, Flexsys sold its Akron, Ohio facility and subsequently leased it back under an operating lease. This transaction resulted in a deferred gain of $ 5,900, which is being amortized over the 15-year lease term.

Future minimum lease payments under the lease of its Akron, Ohio facility are as follows:

2007                                                               $      834

2008                                                                      834

2009                                                                      834

2010                                                                      834

2011                                                                      834

Thereafter                                                              2,629
                                                                   ----------
TOTAL                                                              $    6,799
                                                                   ==========

Related rent expense was $ 834 for each of the years ended December 31, 2006, 2005 and 2004, respectively.

In addition to the lease of the Akron facility, the Company leases certain facilities and equipment under operating leases. Total rental expense on these other operating leases was $ 73, $ 185 and $ 234 for the years ended December 31, 2006, 2005 and 2004, respectively. Future rental expense under current operating leases is considered immaterial.

At December 31, 2006, Flexsys had various property, plant and equipment and raw material supply purchase commitments amounting to $ 80,250 which are scheduled for payment within 12 months.

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